Exhibit 99.1

Mereo BioPharma and Sentynl Therapeutics Announce Option and License Agreement for alvelestat in Alpha-1 Antitrypsin Deficiency-Associated Lung Disease (AATD-LD)

•
Sentynl expands its rare disease portfolio with potential first-in-class oral treatment for AATD-LD, a rare genetic respiratory disease
•
On option exercise, Sentynl will have the right to commercialize the product in the United States; Mereo to lead global development and retains rest of the world rights
•
Mereo will receive an upfront option fee and, on option exercise, is eligible to receive $40 million in upfront and R&D payments, up to $435 million in potential milestones, and double-digit tiered royalties on U.S. sales
•
Companies will collaborate to refine the Phase 3 design during short option period

London, UK, Solana Beach, California, and Ahmedabad, India – August 11, 2026 – Mereo BioPharma Group plc (Nasdaq: MREO) (“Mereo” or the “Company”), a clinical-stage biopharmaceutical company focused on rare diseases and Sentynl Therapeutics, Inc. (“Sentynl”), a U.S.-based biopharmaceutical company and wholly-owned subsidiary of Zydus Lifesciences Limited (“Zydus”), today announced that they have entered into an option and license agreement for the U.S. commercial and global manufacturing rights to alvelestat for AATD-LD. Alvelestat is a neutrophil elastase inhibitor being readied for Phase 3 and, if approved, would be the first oral treatment for this rare, progressive genetic lung disease affecting an estimated 50,000-80,000 individuals in the United States.1,2,3,4,5,6

The option and license agreement grants Sentynl the exclusive right to acquire a license to commercialize alvelestat for AATD-LD in the United States, with Mereo retaining commercial rights in the rest of the world. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD and on option exercise, it provides funding for the alvelestat Phase 3 development program, which could be initiated in early 2027.

“We are very pleased to have the opportunity to partner with Sentynl to advance alvelestat for patients with AATD-LD. We have been preparing alvelestat for a global Phase 3 study, backed by positive efficacy data from two Phase 2 studies. We believe Sentynl’s commitment to rare diseases and established commercial infrastructure make them the ideal partner for alvelestat and look forward to collaborating with them during the option period, when we plan to refine the global Phase 3 study design,” said Denise Scots-Knight, Chief Executive Officer of Mereo BioPharma.

“This partnership marks a pivotal moment for Sentynl’s rare disease strategy. Mereo’s alvelestat is a highly promising, differentiated candidate that meaningfully expands our portfolio and has the potential to address an area of significant unmet need,” said Dr. Sharvil P. Patel, Managing Director, Zydus Lifesciences Limited. “AATD-LD has a profound impact on patients' lives. If approved, alvelestat has the potential to be a meaningful new option that could help their quality of life.”

“We take great pride in having built a sustainable approach for developing therapies for ultra-rare conditions, and this partnership allows us to expand that strategic focus to a larger population within the rare disease community, enabling us to help more people,” said Matt Heck, Chief Executive Officer of Sentynl Therapeutics. “For patients with AATD-LD, the current standard of care is demanding, often relying on generalized therapies or frequent intravenous treatments. We see a clear opportunity to improve upon that with alvelestat. Mereo has built a strong foundation for this asset, making them an ideal partner as we collaborate during the option period to prepare for the next phase of development.”

Mereo will receive a non-refundable option fee from Sentynl and, on exercise of the option, the Company would also receive $40 million in upfront and R&D payments. Under these terms, Mereo would also be eligible to receive up to $435 million in regulatory and commercial milestone payments, as well as double-digit tiered royalties on U.S. net sales of alvelestat. Mereo will lead the global Phase 3 study and regulatory interactions until the study is completed. However, during the option period, the companies will collaborate to advance manufacturing and streamline the Phase 3 study design.

About Alpha-1 Antitrypsin Deficiency-Associated Lung Disease (AATD-LD)

AATD is a rare, genetic disease that results in a deficiency of the alpha-1 antitrypsin protein, which protects the lungs against damaging enzymes that the body releases during inflammation. The majority of individuals with severe deficiency develop pulmonary emphysema, a progressive, life-threatening lung disease, which results in severe shortness of breath, chronic cough and sputum production with susceptibility to acute exacerbations. Individuals with AATD may also develop asthma and bronchiectasis, a permanent enlargement of parts of the lungs’ airways. The estimated prevalence of AATD-LD (Pi*ZZ variant) in the United States is approximately 50,000-80,000 people.1,2,3,4,5,6

About Alvelestat

Alvelestat is a novel, oral small molecule designed to specifically inhibit neutrophil elastase (NE), a key enzyme involved in inflammation and the destruction of lung tissue. As a small molecule, alvelestat is able to access both cell-bound and soluble elastase and effectively penetrate lung tissue. The safety and tolerability profile of alvelestat has been established through clinical trials in over 1,000 patients with respiratory diseases, including AATD-LD, COPD, bronchiectasis, cystic fibrosis, COVID-19 and bronchiolitis obliterans syndrome following allogeneic stem cell transplant.

Alvelestat has received Orphan Drug Designation for AATD-LD from the European Commission and the FDA. It has also received Fast Track designation from the FDA.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. The Company has three rare disease product candidates: setrusumab for the treatment of osteogenesis imperfecta (OI); alvelestat for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD); and vantictumab for the treatment of autosomal dominant osteopetrosis type 2 (ADO2). The Company and its partner for setrusumab, Ultragenyx Pharmaceutical Inc., have reported top-line results from two Phase 3 studies for setrusumab in OI in patients aged 2 to 25 years old. Ultragenyx is funding and leading global development and Mereo has retained EU and UK commercial rights. Mereo has entered into an exclusive option and license agreement with Sentynl Therapeutics Inc. for the U.S. rights commercialize alvelestat, while retaining rest of the world rights and will lead the global development. The agreement also grants Sentynl global rights to manufacture alvelestat for AATD-LD. Mereo has partnered with āshibio, Inc., for vantictumab in ADO2. āshibio, Inc. is funding and leading the global development program and Mereo has retained EU and UK commercial rights. Mereo has also entered into exclusive global license agreements with ReproNovo SA, for the development and commercialization of leflutrozole for the treatment of infertility in men, and with Feng Biosciences for the development and commercialization of navicixizumab for late-stage ovarian cancer.

For more information visit https://www.mereobiopharma.com/

About Zydus Lifesciences Limited

Zydus Lifesciences Ltd., is an innovative, global life sciences company that discovers, develops, manufactures, and markets a broad range of healthcare therapies. The group employs over 30,000 people worldwide, including 1,500 scientists engaged in R & D, and is driven by its mission to unlock new possibilities in life sciences through quality healthcare solutions that impact lives. The group aspires to transform lives through pathbreaking discoveries. Over the last decade, Zydus has introduced several innovative, first-in class products in the market for treating unmet healthcare needs with vaccines, therapeutics, biologicals, and New Chemical Entities. For more details visit www.zyduslife.com.

About Sentynl Therapeutics, Inc.

Sentynl Therapeutics Inc. (“Sentynl”) is a commercial stage U.S.-based biopharmaceutical company focused on bringing innovative therapies to patients living with rare diseases. Recognized for its commitment to the rare disease community, Sentynl leverages its global operations as well as its parent organization, Zydus Lifesciences Limited, to advance the development, manufacturing, and delivery of treatments to patients who need them in numerous countries worldwide. Sentynl is dedicated to improving patient outcomes and access while upholding ethical standards and operating in compliance with applicable laws, regulations, and industry guidelines. For more information, visit www.sentynl.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact contained herein are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements reflect our current expectations, beliefs and assumptions concerning future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks and uncertainties include, among other things, the uncertainties inherent in the clinical development process; the Company’s reliance on third parties to conduct and provide funding for its clinical trials; the sufficiency of existing cash to fund operations and/or the inability to raise additional funding on favorable terms or at all; the uncertainty inherent in regulatory review processes, including varying interpretations and analyses of data from clinical trials; the Company’s dependence on enrollment of patients in its clinical trials; potentially smaller than anticipated market opportunities for the Company's product candidates; the Company’s dependence on its key executives; the Company’s dependence on its strategic partners; and the Company’s ability to maintain compliance with Nasdaq continued listing requirements.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the “Risk Factors” section of its Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook,” “will,” “continue” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

[1] Blanco I, Diego I, Castañón C, Estimated Worldwide Prevalence of the PI*ZZ Alpha-1 Genotype Antitrypsin in Subjects with Chronic Obstructive Pulmonary Disease. Archivos de Bronconeumología. 2023 Jul 10.1016 427-434;

[2] Blanco I, Bueno P, Diego I, et al. Alpha-1 antitrypsin PiZ gene frequency and PiZZ genotype numbers worldwide: an update. Int J Chron Obstruct Pulmon Dis. 2017;12:561-569.

[3] de Serres FJ, Blanco I, Fernández-Bustillo E. Estimating the risk for alpha-1 antitrypsin deficiency among COPD patients: Evidence supporting targeted screening. COPD. 2006;3(3):133-139.

[4] Stoller JK, Aboussouan LS. AAT deficiency. Lancet. 2005;365(9478):2225-2236.

[5] U.S. Census Bureau. QuickFacts: United States. U.S. Department of Commerce; 2023. Accessed Aug. 4, 2026. https://www.census.gov/quickfacts

[6] U.S. Census Bureau. B02001: Race, 2022 American Community Survey 1-Year Estimates. U.S. Department of Commerce; 2022. Accessed Aug. 4, 2026. https://data.census.gov/

Investor Contacts

Mereo BioPharma

Denise Scots-Knight, Chief Executive Officer

Christine Fox, Chief Financial Officer

+44 (0)333 023 7300

investors@mereobiopharma.com

Sentynl Therapeutics, Inc.

Media: Maureen Roberts, maureen.roberts@omc.com
Sentynl: Michael Hercz, ir@sentynl.com

Zydus Lifesciences Limited

Media: Sujatha Rajesh; sujatha.rajesh@zyduslife.com; +91-9974051180
Investor Relations: Arvind Bothra, arvind.bothra@zyduslife.com, +91-7045656895